EXHIBIT 4.6

================================================================================
                                 --------------

                             SMITHFIELD FOODS, INC.

                                 --------------




                              AMENDMENT NUMBER ONE
              TO NOTE PURCHASE AGREEMENT DATED AS OF JULY 15, 1996

                      AMENDMENT DATED AS OF JULY 15, 1997


================================================================================

                              AMENDMENT NUMBER ONE

         AMENDMENT NUMBER ONE (this "Agreement"), dated as of July 15, 1997, to the separate Note Purchase Agreements, each dated as of July 15, 1996, between SMITHFIELD FOODS, INC., a Delaware corporation (the "Company") and each of the Persons listed on Annex 1 thereto (collectively, the "Purchasers").

                                   RECITALS:

         A. The Company entered into those certain separate Note Purchase Agreements, each dated as of July 15, 1996, (as amended from time to time and as in effect immediately prior to the effectiveness of this Agreement, the "Existing Note Purchase Agreement," and, as amended by this Agreement, the "Amended Note Purchase Agreement"), with the Purchasers, pursuant to which the Company authorized, issued and sold, and certain of the Purchasers purchased (as set forth on Annex 1 thereto):

                  (a) $2,825,000 in aggregate principal amount of its six and twenty-four one-hundredths percent (6.24%) Series A Senior Secured Notes Due November 1, 1998 (as amended, restated or otherwise modified from time to time, the "Series A Notes"),

                  (b) $9,852,942 in aggregate principal amount of its eight and forty-one one-hundredths percent (8.41%) Series B Senior Secured Notes Due August 1, 2006 (as amended, restated or otherwise modified from time to time, the "Series B Notes"),

                  (c) $40,000,000 in aggregate principal amount of its eight and thirty-four one-hundredths percent (8.34%) Series C Senior Secured Notes Due August 1, 2003 (as amended, restated or otherwise modified from time to time, the "Series C Notes"),

                  (d) $9,000,000 in aggregate principal amount of its nine and eighty one-hundredths percent (9.80%) Series D Senior Secured Notes Due August 1, 2003 (as amended, restated or otherwise modified from time to time, the "Series D Notes"),

                  (e) $9,250,000 in aggregate principal amount of its ten and seventy five one-hundredths percent (10.75%) Series E Senior Secured Notes Due August 1, 2005 (as amended, restated or otherwise modified from time to time, the "Series E Notes"),

                  (f) $100,000,000 in aggregate principal amount of its eight and fifty-two one-hundredths percent (8.52%) Series F Senior Secured Notes Due August 1, 2006 (as amended, restated or otherwise modified from time to time, the "Series F Notes"),

                  (g) $14,000,000 in aggregate principal amount of its nine and eighty-five one-hundredths percent (9.85%) Series G Senior Secured Notes Due November 1, 2006 (as amended, restated or otherwise modified from time to time, the "Series G Notes"), and

                  (h) $14,779,412 in aggregate principal amount of its eight and forty-one-hundredths percent (8.41%) Series H Senior Secured Notes Due August 1, 2004 (as amended, restated or otherwise modified from time to time, the "Series H Notes").

The Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes, the Series E Notes, the Series F Notes, the Series G Notes and the Series H Notes are herein referred to, individually, as a "Note," and collectively, as the "Notes".

         B. As of the Effective Date (defined below), the Purchasers are the holders of all of the outstanding Notes; the holders of the Notes on the Effective Date are herein referred to as the "Holders."

         C. Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated and Brown's of Carolina, Inc. (collectively, the "Guarantors"), each a Wholly-Owned Subsidiary, are guarantors of the obligations of the Company in respect of, among other things, the Notes, pursuant to that certain Joint and Several Guaranty dated as of July 15, 1996.

         D. The Company has requested that the Holders agree to amend certain provisions of the Existing Note Purchase Agreement.

         E. Subject to the terms and conditions set forth in this Agreement, the Company and the Holders are willing to agree to amend the Existing Note Purchase

Agreement in the manner specified on certain Exhibits hereto and as more particularly set forth herein.

                                   AGREEMENT:

         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:

SECTION 1. WARRANTIES AND REPRESENTATIONS.

         To induce the Holders to enter into this Agreement, the Company and each of the Guarantors represent and warrant to each of the Holders that as of the Effective Date (as hereinafter defined):

         1.1 Corporate Organization and Authority.

         The Company and each Subsidiary:

                  (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                  (b) has all legal and corporate power and authority to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted;

                  (c) has all necessary licenses, certificates and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates and permits, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

                  (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation, in each state in the United States of America and in each other jurisdiction where the failure to be so qualified or licensed and authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a Material Adverse Effect.

         1.2  Authorization, etc.

                  (a) This Agreement has been duly authorized by all necessary corporate action on the part of the Company and each of the Guarantors. Each of this Agreement, the Amended Note Purchase Agreement and each other Financing Document (as defined in the Amended Note Purchase Agreement, the "Financing Documents") constitutes a legal, valid and binding obligation of the Company or the Guarantors, as applicable, enforceable, in each case, against the Company or such Guarantor, as applicable, in accordance with its terms, except as such enforceability may be limited by

                           (i) applicable bankruptcy, insolvency,
                  reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and

                           (ii) general principles of equity (regardless of
                  whether such enforceability is considered in a proceeding in equity or at law).

                  (b) The Holders are the record owners of all of the outstanding Notes.

         1.3  Litigation.

         There are no proceedings pending, or, to the knowledge of the Company or the Guarantors, threatened, against or affecting the Company, any Guarantor or any other Subsidiary, or any of their respective Properties in any court or before any governmental authority or arbitration board or tribunal that, either individually or in the aggregate, conflict with or interfere with the ability of the Company or any of the Guarantors to execute and deliver this Agreement and to perform their respective obligations hereunder, under the Amended Note Purchase Agreement and under each of the other Financing Documents.

         1.4 No Conflicts, etc.

         The execution and delivery by the Company and the Guarantors of this Agreement and the performance by the Company and the Guarantors of their respective obligations under each of this Agreement, the Amended Note Purchase Agreement and the other Financing Documents to which they are a party do not conflict with, result in any breach in any of the provisions of, constitute a default under, violate or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of:

                  (a) any charter document, agreement with shareholders or bylaws of the Company or any Subsidiary;

                  (b) any agreement, instrument or conveyance by which the Company or any Subsidiary or any of their respective Properties may be bound or affected; or

                  (c) any statute, rule or regulation or any order, judgment or award of any court, tribunal or arbitrator by which the Company or any Subsidiary or any of their respective Properties may be bound or affected.

         1.5 Governmental Consent.

         The execution and delivery by the Company and the Guarantors of this Agreement and the performance by the Company and the Guarantors of their respective obligations hereunder, under the Amended Note Purchase Agreement and the other Financing Documents to which they are a party do not require any consents, approvals or authorizations of, or filings, registrations or qualifications with, any governmental authority on the part of the Company or any Subsidiary under the circumstances and conditions contemplated by this Agreement, the Amended Note Purchase Agreement or the other Financing Documents.

         1.6 Compliance with Law.

         Neither the Company nor any Subsidiary:

                  (a) is in violation of any law, ordinance, governmental rule or regulation to which it is subject; or

                  (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its Property or to the conduct of its business;

which violation or failure to obtain might, either individually or in the aggregate, have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or the ability of the Company or the Guarantors to perform any of their respective obligations set forth in this Agreement, the Amended Note Purchase Agreement or the other Financing Documents.

         1.7 Existence of Defaults.

         Immediately prior to, and after giving effect to, the Note Purchase Agreement Amendment (as such term is defined in Section 2 hereof), no condition exists that would constitute a Default or an Event of Default under the Note Purchase Agreement or the Amended Note Purchase Agreement, as the case may be.

         1.8 Disclosure.

         Neither this Agreement nor any written statement furnished by the Company or any Guarantor to any Holder in connection herewith contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact that the Company has not disclosed to the Holders in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or the ability of the Company or any Guarantor to perform any of their respective obligations set forth in this Agreement, the Amended Note Purchase Agreement or the other Financing Documents.

         1.9 True and Correct Copies.

         The Company has delivered to the Holders or their special counsel true and correct copies of (i) the Five-Year Credit Agreement dated as of July 15, 1997, among the Company, certain of the Subsidiaries, certain lenders (the "Five-Year Lenders"), and The Chase Manhattan Bank, as agent for the Five-Year Lenders (the "Five-Year Credit Agreement"), and (ii) the 364-day Credit Agreement among the Company, certain of the Subsidiaries, certain lenders (the "364-Day Lenders"), and The Chase Manhattan Bank, as agent for the 364-Day Lenders (the "364-Day Credit Agreement" and, together with the Five-Year Credit Agreement, the "Credit Agreements"), including all schedules and exhibits to the Credit Agreements and all agreements delivered in connection with the Credit Agreements as in effect on the Effective Date (the Five Year Credit Agreement and the 364-Day Credit Agreement herein collectively referred to as "Credit Agreements").

SECTION 2. AMENDMENT TO EXISTING DOCUMENTS; AFFIRMATION.

         2.1 Amendment to Existing Documents.

         The Company and the Guarantors, and, subject to the satisfaction of the conditions set forth in Section 3 hereof, the Holders, each hereby consent and agree that:

         (a) the Existing Note Purchase Agreement is hereby amended in the manner and as specified in Exhibit A to this Agreement (such amendment provided for in Exhibit A is herein collectively referred to as the "Note Purchase Agreement Amendment"); and

         (b) Section 2.18 of the Joint and Several Guaranty is hereby amended to read in full as follows:

                  "(a) Notwithstanding anything in Section 2.1 or elsewhere in this Guaranty or any other Financing Document to the contrary, the obligations of each Guarantor under this Guaranty shall at each point in time be limited to an aggregate amount equal to the greatest amount that would not result in such obligations being subject to avoidance, or otherwise result in such obligations being unenforceable, at such time under applicable law (including, without limitation, to the extent, and only to the extent, applicable to each Guarantor, Section 548 of the Bankruptcy Code of the United States of America and any comparable provisions of the law of any other jurisdiction, any capital preservation law of any jurisdiction and any other law of any jurisdiction that at such time limits the enforceability of the obligations of such Guarantor under this Guaranty).

                  (b) For purposes of determining the obligations of the Guarantors under this Guaranty it shall be assumed that: (i) any and all stated obligations of any one or more of Guarantors in favor of one or more commercial banks existing at any time on or after the Closing Date and prior to July 15, 1997 were fully satisfied with the proceeds of loans made under the Credit Facility and such loans were made on the Closing Date; (ii) the Guarantors received $350,000,000 of the proceeds of loans made pursuant to the Credit Facility on the Closing Date and such loans remained outstanding at all times after the Closing Date until all obligations under the Credit Facility shall have been fully satisfied; and (iii) on the Closing Date the Guarantors were relieved of obligations in an aggregate amount equal to the aggregate principal amounts of the Notes issued on the Closing Date in consideration for such Guarantors entering into this Guaranty."

         2.2 Affirmation of Obligations under Amended Note Purchase Agreement and Notes.

         The Company hereby acknowledges and affirms all of its obligations under the terms of the Amended Note Purchase Agreement, the Notes and each of the other Financing Documents to which it is a party.

         2.3 Affirmation of Obligations under Joint and Several Guaranty and Financing Documents.

         Each of the Guarantors hereby acknowledges and affirms all of its obligations under the terms of the Joint and Several Guaranty and each other Financing Document to which it is a party.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF NOTE PURCHASE AGREEMENT AMENDMENT.

         The Note Purchase Agreement Amendment shall not become effective unless all of the following conditions precedent shall have been satisfied in full on or before 5:00 p.m. (Hartford, Connecticut time) on July 15, 1997 (the date of such satisfaction being herein referred to as the "Effective Date"):

         3.1 Execution and Delivery of this Agreement.

         The Company and each of the Guarantors shall have executed and delivered to each of the Holders an original counterpart of this Agreement.

         3.2  No Defaults; Warranties and Representations True.

         No Default or Event of Default shall exist, and the warranties and representations set forth in Section 1 hereof shall be true and correct on the Effective Date.

         3.3 Authorization of Transactions.

         The Company and each of the Guarantors shall have authorized, by all necessary corporate action, the execution and delivery of this Agreement and the performance of all obligations of, and the satisfaction of all conditions pursuant to this Section 3 by, and the consummation of all transactions contemplated by the Amended Note Purchase Agreement and the other Financing Documents by, the Company and each of the Guarantors.

         3.4 Intercreditor Agreement; Additional Guaranties.

         (a) The lenders party to the Credit Agreements on the Effective Date shall have entered into an intercreditor agreement with the Holders in form and substance satisfactory to the Holders.

         (b) The Company shall have caused certain of its Subsidiaries to have executed and delivered the Joint and Several Guaranty substantially in the form of Exhibit C hereto.

         3.5 Legal Opinions.

         The Holders shall have received legal opinions as to such matters as the Holders and their special counsel shall request in connection with the transactions contemplated by this Agreement.

         3.6 Expenses.

         The Company shall have paid all costs and expenses of the Holders relating to this Agreement in accordance with Section 4.5 hereof.

         3.7 Confirmation of Holders' Satisfaction.

         Each of the Holders shall have delivered to the Company a written statement substantially in the form of Exhibit B hereto (and the Company shall have acknowledged and agreed to such statement) confirming such Holder's satisfaction with respect to the conditions specified in this Section 3.

SECTION 4. MISCELLANEOUS.

         4.1 Governing Law.

         THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, INTERNAL VIRGINIA LAW, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

         4.2 Duplicate Originals.

         Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

         4.3  Waivers and Amendments.

         Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         4.4 Section Headings.

         The titles of the Sections hereof appear as a matter of convenience only, do not constitute a part of this Agreement and shall not affect the construction hereof.

         4.5 Costs and Expenses.

         The Company shall pay all costs and expenses of the Holders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of the Holders' special counsel presented to the Company on the Effective Date. The Company will also pay, upon receipt thereof, each additional statement for reasonable fees and disbursements of the Holders' special counsel rendered after the Effective Date in connection with this Agreement or the Financing Documents.

         4.6 Survival.

         All warranties, representations, certifications and covenants made by the Company or any of the Guarantors in this Agreement shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Holders.

         4.7 Time of Essence.

         Time is and shall be of the essence in the satisfaction of all the conditions set forth in Section 3 of this Agreement.

         4.8  Defined Terms.

         Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Amended Note Purchase Agreement.


   [Remainder of page intentionally left blank; next page is signature page.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by a duly authorized officer or agent thereof.


                                            SMITHFIELD FOODS, INC.



                                            By:________________________________

                                                     Name:
                                                     Title:


                                            GWALTNEY OF SMITHFIELD, LTD.



                                            By________________________________

                                               Name:

                                               Title:


                                            JOHN MORRELL & CO.



                                            By________________________________

                                               Name:

                                               Title:


                                            THE SMITHFIELD PACKING COMPANY,
                                            INCORPORATED



                                            By________________________________

                                               Name:

                                               Title:

                                            SFFC, INC.



                                            By________________________________

                                               Name:

                                               Title:


                                            PATRICK CUDAHY INCORPORATED



                                            By________________________________

                                               Name:

                                               Title:


                                            BROWN'S OF CAROLINA, INC.



                                            By________________________________

                                               Name:

                                               Title:

[HOLDERS]


By:________________________________
         Name:
         Title:

                                                                    EXHIBIT A

                 AMENDMENT TO EXISTING NOTE PURCHASE AGREEMENT


         ss.1.      Section 6.11 of the Existing Note Purchase Agreement is
hereby amended to read in its entirety as follows:

                  (a) Total Liabilities.

                  The Company shall not at any time permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth to exceed the applicable ratio set forth with respect to such time in the following table:


      If such time is:                 the applicable ratio is:
===============================================================
On or before October 27, 1996                2.85 to 1.00

After October 27, 1996 and on or             2.75 to 1.00
before July 15, 1997

After July 15, 1997 and before May 3,        3.00 to 1.00
1998

On or after May 3, 1998                      2.75 to 1.00
===============================================================


         ss.2. The definition of "Consolidated Current Liabilities" in Section
9.1 of the Existing Note Purchase Agreement is hereby amended to read in its entirety as follows:

                  Consolidated Current Liabilities -- means, at any time, the aggregate amount at which the current liabilities of the Company and the Subsidiaries would be shown on a consolidated balance sheet for such Persons at such time, provided that such liabilities (a) shall exclude (to the extent otherwise included therein) liabilities in respect of Deemed Funded Debt and (b) shall include, without duplication, liabilities in respect of Excluded Funded Debt.


         ss.3. The definition of "Funded Debt" in Section 9.1 of the Existing Note Purchase Agreement is hereby amended to read in its entirety as follows:

                  Funded Debt -- means, at any time, with respect to any Person, without duplication:

                           (a) all Debt of such Person (including, without
                  limitation, the current portion thereof) that by its terms or by the terms of any instrument or agreement relating thereto matures, or that is otherwise payable or unpaid, more than one
                  (1) year from, or is directly or indirectly renewable or extendible at the option of such Person to a date more than one (1) year (including, without limitation, an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year) from, the date of the creation of such Debt (notwithstanding that such Debt may under certain contingencies be payable on demand or within one
                  (1) year after such date of creation), provided that, with respect to the Company and the Subsidiaries, such Debt (i) shall exclude (to the extent otherwise included therein) Excluded Funded Debt and (ii) shall include, without duplication, Deemed Funded Debt;

                           (b) all Capital Lease Obligations of such Person; and

                           (c) all Debt of such Person of the type specified in
                  clause (e) of the definition of "Debt," provided that such Debt of such Person is in respect of or in support of Funded Debt of another Person.


         ss.4. The definition of "Revolving Credit Agreement" in Section 9.1 of the Existing Note Purchase Agreement is hereby amended to read in its entirety as follows:

                  Revolving Credit Agreement -- means, with respect to the Company or any Subsidiary, a credit or loan agreement to which the Company or such Subsidiary is a party and pursuant to which the Company or such Subsidiary is entitled to obtain working capital loans or other loans from the commercial bank or commercial banks party thereto, and shall include, without limitation, the Credit Facility.


         ss.5. Section 9.1 of the Existing Note Purchase Agreement is hereby amended to add the following definition of "Credit Facility" in the appropriate alphabetical position in such Section:

                  Credit Facility -- means, collectively, that certain Five-Year Credit Agreement and that certain 364-Day Credit Agreement, in each case among the Company, certain of the Subsidiaries, The Chase Manhattan Bank as administrative agent and the lenders party thereto, providing for an aggregate amount of up to $350,000,000 in loans to the Company, and in each case as amended from time to time.


         ss.6. Section 9.1 of the Existing Note Purchase Agreement is hereby amended to add the following definition of "Deemed Funded Debt" in the appropriate alphabetical position in such Section:

                  Deemed Funded Debt -- means, at any time, the lesser of (a) the aggregate amount of Debt of the Company and the Subsidiaries outstanding under the Credit Facility at such time and (b) $75,000,000.


         ss.7. Section 9.1 of the Existing Note Purchase Agreement is hereby amended to add the following definition of "Excluded Funded Debt" in the appropriate alphabetical position in such Section:

                  Excluded Funded Debt -- means, at any time, the excess (if any) of (a) the aggregate amount of Debt of the Company and the Subsidiaries outstanding under the Credit Facility at such time over
         (b) $75,000,000.

                           [EXHIBITS B AND C OMITTED]